Exhibit 99.1

Prospect Global Names Damon G. Barber as President and CEO

Internationally accomplished mining and finance expert brings substantial depth to the next growth phase

 Prospect Global and Apollo agree to mutual termination of previously-announced finance agreement

DENVER, CO, March 7, 2013 — Prospect Global Resources, Inc. (NASDAQ: PGRX) today announced the appointment of Damon G. Barber as President and Chief Executive Officer, effective immediately. Mr. Barber, a veteran international mining and finance executive, joined the company in December 2012 as Executive Vice President and Chief Financial Officer. Mr. Barber’s promotion brings to Prospect’s CEO office the extensive mining and finance experience necessary for its next phase of development.

Mr. Barber said: “I am extremely excited about the opportunity to lead the development of Prospect Global Resources and its Holbrook project. The fundamentals of the project and the potash mining industry are tremendous for potential value creation. I am grateful that the Board has given me this opportunity to build North America’s next potash company and mine.”

Mr. Barber has more than 20 years experience in natural-resources finance and operations and is former Chief Executive Officer of CST Mining Group Limited, a Hong Kong-based mining company. While CEO of CST, Mr. Barber led and directed the simultaneous and successful development of two copper mine development projects. The first project was developed into production, and the second project was developed to where it was sold for $505 million, approximately two times CST’s total investment in the project. During this time, Mr. Barber also served as Chairman of Marcobre S.A.C., a joint venture between CST and Korea Resources Corporation and LS Nikko.

Prior to joining CST Mining, Mr. Barber was a Managing Director at Deutsche Bank and served as the Head of Deutsche Bank’s Metals and Mining investment banking practice in Asia-Pacific. Mr. Barber also spent more than 11 years at Credit Suisse, including almost 10 years as an investment banker in Credit Suisse’s Energy Group.

Mr. Barber graduated from the University of Kentucky with a B.S. in Mining Engineering and began his career as a section foreman at CONSOL Energy Inc.’s Loveridge Mine. Mr. Barber holds an MBA from the Wharton School of the University of Pennsylvania.

Gregory M. Dangler, currently a senior member of the finance team, will assume the role of interim CFO.

Also today, Prospect Global and investment funds affiliated with Apollo Global Management, LLC (NYSE: APO) mutually terminated the previously-announced investment agreement.

During the past several months, Prospect Global has made significant progress in the development of its Holbrook, AZ, potash mining project, including recently completing and submitting its Air Permit and Mineral Development Resource Applications with state regulators in Arizona.

About Prospect Global Resources, Inc.

Prospect Global Resources, Inc. is a Denver-based company engaged in the exploration and development of a large, high-quality potash deposit located in the Holbrook Basin of eastern Arizona. The company’s stock is traded on the NASDAQ Stock Exchange under the ticker symbol PGRX.

Regarding Forward-Looking Statements

With the exception of historical matters, the matters discussed in this press release include forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding current and future classification of our potash resources and development of our potash mining facility. Factors that could cause actual results to differ materially from projections or estimates include, among others, potash prices, economic and market conditions, and the additional risks described in Prospect Global’s filings with the SEC, including Prospect Global’s Annual Report on Form 10-K for the year ended March 31, 2012. Most of these factors are beyond Prospect Global’s ability to predict or control. The forward looking statements are made as of the date hereof and, except as required under applicable securities legislation, Prospect Global does not assume any obligation to update any forward-looking statements. Readers are cautioned not to put undue reliance on forward-looking statements.